EXHIBIT 10.4

                               PURCHASE AGREEMENT


         THIS PURCHASE AGREEMENT (this "Agreement") is made this 18th day of July, 1997, by and between STIMSONITE CORPORATION, a Delaware corporation ("Seller"), and KENNETH SPUNGEN, an individual ("Purchaser").

                              W I T N E S S E T H:

         WHEREAS, Seller is the owner of fee simple title to a parcel of land containing approximately twenty (20) acres, commonly known as 3801 Norman Drive, Waukegan, Illinois, and legally described on Exhibit A attached to and made a part of this Agreement, together with all rights, privileges and easements which are appurtenant to such land, and all improvements located on and in such land, including, but not limited to, that certain office/industrial building (the "Building") containing approximately 144,000 square feet (collectively, the "Property"); and

         WHEREAS, Seller wishes to sell, and Purchaser wishes to purchase, all of Seller's right, title and interest in and to the Property, on the terms, conditions and provisions set forth in this Agreement.

         NOW, THEREFORE, in consideration of Ten Dollars ($10.00) in hand paid, the mutual covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which are acknowledged, Seller and Purchaser agree as follows:

         1. Purchase and Sale; Conveyance. Purchaser agrees to purchase and acquire from Seller, and Seller agrees to sell and transfer to Purchaser, all of Seller's right, title and interest in and to the Property upon the terms, conditions and provisions set forth in this Agreement. Seller shall convey title to the Property in fee simple to Purchaser or his nominee (as Purchaser shall direct) by recordable special warranty deed (the "Deed") and subject only to the Permitted Exceptions (as defined below).

         2. Purchase Price. The purchase price for the Property shall be SIX MILLION ONE HUNDRED NINETY FOUR THOUSAND DOLLARS ($6,194,000.00) (the "Purchase Price"). Purchaser shall pay the Purchase Price as follows:

                  (a) THREE HUNDRED TWENTY FIVE THOUSAND DOLLARS ($325,000.00), as earnest money (the "Earnest Money"), was deposited into an interest-bearing escrow account with the Title Insurer (as defined below) as escrowee (the "Escrowee") on May 16, 1997, and all interest earned thereon shall be for the benefit of the Purchaser; and

                  (b) The balance of the Purchase Price, plus or minus the prorations authorized by this Agreement, shall be delivered to Seller at Closing (as defined below).

         3. Title Commitment. Seller shall deliver to Purchaser, not later than ten (10) days prior to Closing, a written commitment for an ALTA Owner's Form B-1990 policy of title insurance (the "Commitment"), covering the Property, issued by Chicago Title Insurance Company (the "Title Insurer"), in the amount of the Purchase Price, dated as of a date not earlier than the date of this Agreement, showing fee title to the Property solely in Seller, and including an extended coverage endorsement insuring over so-called "general or "standard" exceptions contained in the Commitment to the extent of the work completed and paid for, a zoning 3.1 endorsement, an access endorsement, a contiguity endorsement, and a waiver of creditors rights (collectively, the "Endorsements"). Seller shall also deliver with the Commitment legible and complete copies of all title exceptions shown or referenced in the Commitment (the "Underlying Documents").

         4. Survey. Seller shall deliver to Purchaser, not later than ten (10) days prior to Closing, a current as-built ALTA survey of the Property prepared by a surveyor licensed by the State of Illinois and in accordance with the "Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys" jointly established and adopted by ALTA and ACSM in 1992 for Urban Class surveys, and including flood plain certification, dated as of a date not earlier than the date of this Agreement, and certified to Purchaser and Title Insurer (the "Survey").

         5.       Title and Survey Review.

                  (a) Purchaser shall have seven (7) days after Purchaser shall have received all of: (i) the Commitment, (ii) the Underlying Documents, and
(iii) the Survey (the "Title Review Period"), in which to review the same. In the event that the Commitment or the Survey shall show any exceptions to, or matters affecting, Seller's title to the Property, which are unacceptable to Purchaser (each, an "Unpermitted Exception"), Purchaser may, by written notice to Seller sent within the Title Review Period (the "Purchaser's Title Notice"), disapprove of such exceptions. Seller shall have five (5) days after receipt of Purchaser's Title Notice (the "Cure Period") to cause such Unpermitted Exceptions to be removed from the Commitment.

                  (b) In the event that Seller is unable or unwilling to cause any or all of the Unpermitted Exceptions to be removed within the Cure Period, Purchaser shall have the right to:

                           (i) terminate this Agreement by sending written notice of such termination to Seller within two (2) days after the expiration of the Cure Period, and thereafter neither Seller nor Purchaser shall have any further obligations under this Agreement; or

                           (ii) accept title to the Property subject to such Unpermitted Exceptions and request the Title Insurer to issue such affirmative title insurance coverage over the same as may be available, all at Purchaser's cost.

                  (c) Notwithstanding anything contained in this Paragraph 5 or elsewhere in this Agreement to the contrary, express or implied, Seller covenants and agrees that all liens and exceptions to Seller's title to the Property which secure the payment of money only, including, without limitation, judgment liens, mortgages, mechanics' liens and delinquent taxes or taxes which are otherwise due and payable on or before the Closing (the "Monetary Liens") shall be removed by Seller at the Closing, whether or not Purchaser has designated such Monetary Liens as Unpermitted Exceptions. All the exceptions shown on the Commitment (other than the so-called "general" or "standard" exceptions) to which Purchaser has not objected as provided herein (or if objected to, to which Purchaser thereafter waives its objection) shall be referred to collectively herein as the "Permitted Exceptions."

                  (d) Seller shall cause Title Insurer to issue to Purchaser an ALTA Owner's Policy of Title Insurance, in the amount of the Purchase Price, dated as of the Closing Date (as hereinafter defined), insuring title to the Property in Purchaser, subject only to the Permitted Exceptions, with extended coverage over all general exceptions to the extent of work completed and paid for and containing the Endorsements (the "Title Policy"). At Closing, the Title Insurer shall issue to Purchaser or his nominee a mark-up of the Commitment meeting all the requirements of the Title Policy. The cost of the Title Policy shall be borne by Seller.

                  (e) Purchaser acknowledges that the Building is, and on the Closing Date shall be, in "shell" condition and that, at Seller's direction, the remaining construction work described in the Construction Contract (as hereinafter defined) was suspended and has not been performed. Seller has informed Purchaser that all amounts due under the Construction Contract have been paid in full, with the exception of FIFTY EIGHT THOUSAND NINE HUNDRED FIFTY TWO DOLLARS ($58,952.00) (the "Final Payment"). At Closing, Seller shall pay, or cause the Title Insurer to pay, the Final Payment to the General Contractor from the closing proceeds. In addition, Seller agrees to deliver to the Title Insurer at Closing the following (collectively, the "Lien Coverage Materials"): (i) a sworn owner's statement from Seller in the form attached hereto as Exhibit C;
(ii) a sworn contractor's statement (the "Contractor's Statement") listing all subcontractors and suppliers engaged by General Contractor in the construction of the Building and the amounts paid to each; (iii) final waivers of lien from each subcontractor or supplier listed on the Contractor's Statement; (iv) a final waiver of lien from the General Contractor; and (v) such other affidavits or documentation as the Title Insurer may reasonably require in order to delete or affirmatively insure over any exception relating to possible mechanics' liens against the Property.

         6.       Covenants of Seller.

                  (a) From the date of this Agreement through the Closing Date, Seller shall, at Seller's sole cost and expense, maintain the Property in the same condition as it exists as of the date hereof.

                  (b) From the date of this Agreement through the Closing Date, Seller shall cause to be maintained in full force casualty insurance on an all-risk basis in the full replacement value of the Property.

                  (c) Seller shall transfer to Purchaser at Closing all existing licenses, permits, easements, and rights of way, including proof of dedication, required to make use of utilities serving the Property and to insure vehicular and pedestrian ingress or egress to and from the Property to the extent that such licenses, permits, easement and rights of way are assignable and such assignment is permitted by law and to the extent that such licenses, permits, easements and rights of way are applicable to the Property or any part thereof.

                  (d) Seller shall endeavor to obtain the consent of Power Construction Company (the "General Contractor") to the assignment to Purchaser of the contract between Seller and General Contractor for construction of the Building (the "Construction Contract"). If Seller obtains such consent, Seller will assign the Construction Contract to Purchaser at Closing.

         7. Representations and Warranties of Seller. To induce Purchaser to execute and deliver this Agreement and to perform his obligations hereunder and without regard to any independent investigation of Purchaser, Seller hereby represents and warrants to Purchaser on and as of the date hereof, and on and as of the Closing Date, as follows:

                  (a) All representations and warranties of Seller appearing in this and other paragraphs of this Agreement are true and correct in all material respects.

                  (b) Seller has full capacity, right, power and authority to execute, deliver and perform this Agreement and all documents to be executed by Seller pursuant hereto and all required action and approvals therefor have been duly taken and obtained or will be duly taken or obtained by the Closing Date. The individuals signing this Agreement and all other documents executed or to be executed pursuant hereto on behalf of Seller are and shall be duly authorized to sign the same on Seller's behalf and to bind Seller thereto. This Agreement and all documents to be executed pursuant hereto by Seller are and shall be binding upon and enforceable against Seller in accordance with their respective terms.

                  (c) Except for Seller there are no persons in possession or occupancy of the Property or any part thereof; nor are there any persons who have possessory rights, either legal or adverse, in respect to the Property or any part thereof.

                  (d) Seller has not received service or written notice of any claims, causes of action or other litigation or proceedings pending, and Seller has no actual knowledge that any such claims are threatened, in respect to the ownership, construction of the Building, the operation of the Property, nor environmental conditions of the Property or any part thereof.

                  (e) Seller has not received service or written notice of any violations of any health, safety, pollution, environmental, zoning or other laws, ordinances, rules or regulations with respect to the Property, and Seller has no actual knowledge of any such violations.

                  (f) Seller has not received service or written notice of any existing or pending, nor does Seller have actual knowledge of any threatened (i) condemnation of any part of the Property, (ii) widening, change of grade or limitation on use of the streets, roads or highways abutting the Property, (iii) special tax or assessment to be levied against the Property, (iv) change in the zoning classification of the Property, or (v) change in the tax assessment of the Property.

Seller agrees to indemnify, defend and hold Purchaser harmless from and against any and all loss, damage, liability and expense (including reasonable attorneys' fees and other litigation expenses), Purchaser may suffer, sustain or incur as a result of any misrepresentation or breach of warranty made by Seller in this Paragraph 7. Seller shall notify Purchaser promptly if Seller becomes aware of any transaction or occurrence prior to the Closing Date which would make any of the representations or warranties of Seller contained in this Paragraph 7 untrue in any material respect.

         8. Representations of Purchaser. To induce Seller to execute and deliver this Agreement and to perform its obligations hereunder, Purchaser hereby represents to Seller on and as of the date hereof, and on and as of the Closing Date, as follows:

                  (a) All representations of Purchaser appearing in this and other sections of this Agreement are true and correct.

                  (b) Purchaser has full capacity, right, power and authority to execute, deliver and perform this Agreement and all documents to be executed by Purchaser pursuant hereto and, subject to the provisions of Paragraph 9 below, all required action and approvals therefor have been duly taken and obtained or will be duly taken or obtained by the Closing Date. The individuals signing this Agreement and all other documents executed or to be executed pursuant hereto on behalf of Purchaser are and shall be duly authorized to sign the same on Purchaser's behalf and to bind Purchaser thereto. This Agreement and all documents to be executed pursuant hereto by Purchaser are and shall be binding upon and enforceable against Purchaser in accordance with their respective terms.

         9.       Due Diligence Contingency.

                  (a) Purchaser and his agents, engineers, surveyors, appraisers, auditors and other representatives shall have the right, during the period commencing on May 14, 1997 and terminating July 11, 1997, unless sooner waived by Purchaser (the "Due Diligence Period"), to enter unto the Property to inspect, examine, survey, and conduct soil tests, borings and other engineering and architectural tests, to determine the availability of adequate water and sewer supply and other utility services for the Property, to determine the physical condition and operability of the Property, to investigate all applicable zoning ordinances, regulations, building codes and restrictions, to determine the availability of building permits, site plan and zoning approvals and other authorizations from applicable governmental authorities, to determine those factors, if any, that will increase the development costs of the Property, to determine the environmental condition of the Property, to investigate the status of payments to the General Contractor, and to secure such assurances and otherwise to do that which, in Purchaser's sole opinion, is necessary to determine the suitability of the Property for Purchaser's intended use.

                  (b) Notwithstanding anything to the contrary contained herein, Purchaser shall conduct no surface or subsurface invasive testing or sampling of the Property ("Subsurface Testing") without Seller's prior written approval (which shall not be unreasonably withheld) and unless Purchaser has afforded Seller the opportunity to have a representative present at the Subsurface Testing by giving Seller at least two (2) days notice prior to conducting such Subsurface Testing.

                  (c) If Purchaser, in Purchaser's sole discretion, deems the Property unsuitable for his intended use or that any condition on the Property is unacceptable, Purchaser shall have the right to terminate this Agreement by giving written notice to the Seller, with a copy of such notice also sent to Escrowee, within the Due Diligence Period, in which event this Agreement shall be null and void. In the event that Purchaser does not provide Seller such notice within the Due Diligence Period, then Purchaser shall be deemed to have waived the contingencies described in Paragraph 9(a) hereof.

                  (d) Purchaser hereby agrees to indemnify, defend, and hold harmless Seller from and against any and all losses, costs, claims, demands, suits, causes of actions, proceedings, and liabilities incurred by or asserted against Seller as a result of the acts of Purchaser pursuant to Paragraph 9(a) hereof. Purchaser agrees to keep any reports generated as a result of any inspections, assessments or testing conducted by or on behalf of Purchaser (collectively, the "Confidential Information") strictly confidential and shall not disclose the Confidential Information to any third party, other than employees, advisors and consultants of Purchaser who are involved in the transaction on behalf of Purchaser, and Purchaser and such third parties shall not use the Confidential Information other than in connection with their examination of the Property. Notwithstanding the foregoing, the provisions of this Paragraph 9(d) shall be inoperative as to such portions of the Confidential Information which Purchaser is required to disclose by any applicable law, ordinance or regulation.

                  (e) The obligation of Purchaser to close the transaction contemplated hereby is further subject to all representations and warranties of Seller contained in this Agreement being true and correct in all respects at and as of the Closing Date, and all obligations of Seller to have been performed on or before the Closing Date having been timely and duly performed.

         10. Repair Escrow. The caulking, positioning and flashing of certain windows in the Building must be corrected to be in accordance with the manufacturer's installation specifications, and certain pitch pockets in the roof of the Building must be corrected (the "Repair Work"). To ensure that Seller causes the Repair Work to be completed after the Closing Date, TWENTY FIVE THOUSAND DOLLARS ($25,000.00) of the Purchase Price shall be retained in escrow with the Title Insurer at Closing. The money will be held in escrow until the Repair Work is completed to the reasonable satisfaction of Purchaser, at which time Purchaser will sign any documents required by Title Insurer to release the money to Seller.

         11. "AS IS" Condition. Except as may be expressly provided herein, Purchaser shall accept the Property at Closing "AS IS". Purchaser agrees and acknowledges that neither Seller nor any agent, attorney, employee or representative of Seller has made any representation respecting or has made any warranty whatsoever, express or implied, regarding the Property except as may be expressly set forth herein. Purchaser acknowledges that he has examined and inspected the Property and that this transaction is an "AS IS" conveyance.

         12. Brokerage. Seller hereby represents and warrants to Purchaser that Seller has not dealt with any broker or finder in respect to the transaction contemplated hereby except for Grubb & Ellis and CB Commercial whose commission shall be paid solely by Seller. Seller hereby agrees to indemnify and hold Purchaser harmless from and against any claim for brokerage commissions or finder's fees or other like fees asserted by any person, firm or corporation with respect to the Property. Purchaser hereby represents to Seller that Purchaser has not dealt with any broker or finder in respect to the transaction contemplated hereby, and Purchaser hereby agrees to indemnify and hold Seller harmless from and against any claim for brokerage commissions or finder fees or other like fees asserted by any other person, firm or corporation with respect to the Property claiming by, through, or under Purchaser.

         13. Condemnation. If, after the date of this Agreement and prior to the Closing Date, all or any portion of the Property is taken by exercise of the power of eminent domain or any proceedings are threatened or instituted to effect such a taking, Seller shall immediately give Purchaser notice of such occurrence, and Purchaser may, within seven (7) days after receipt of such notice, elect to (a) terminate this Agreement (in which event the Earnest Money shall be forthwith returned to Purchaser along with all interest earned thereon) and all obligations of the parties hereunder shall cease and this Agreement shall have no further force and effect, or (b) close the transaction contemplated hereby as scheduled (except that if the Closing Date is less than seven (7) days following Purchaser's receipt of such notice, closing shall be delayed until Purchaser makes such election), in which event Seller shall assign and/or pay to Purchaser at closing all condemnation awards or other damages collected or claimed with respect to such taking.

         14. Damage and Destruction. If, after the effective date of this Agreement and prior to the Closing Date, the Building shall be damaged or destroyed by fire or other casualty, Seller shall immediately give Purchaser notice of such occurrence, and Purchaser may, within seven (7) days after receipt of such notice, elect to (a) terminate this Agreement (in which event the Earnest Money shall be forthwith returned to Purchaser along with all interest earned) and all obligations of the parties hereunder shall cease and this Agreement shall have no further force and effect, or (b) close the transaction contemplated hereby as scheduled (except that if the Closing Date is less than seven (7) days following Purchaser's receipt of such notice closing shall be delayed until Purchaser makes such election); provided, however, that Purchaser shall have the right to participate in the adjustment and settlement of any insurance claim relating to said damage and at the closing, Seller shall assign the interest of Seller in and to any insurance proceeds with respect to said damage to Purchaser.

         15. Closing Date. Provided that this Agreement has not been terminated pursuant to any provision hereof, the closing of the transaction contemplated hereby ("Closing") shall take place at 10:00 a.m. on August 1, 1997 at the offices of Title Insurer, 171 N. Clark, Chicago, Illinois, 60601, or at such other earlier date, place or time as the parties may mutually agree. The Closing shall, at Purchaser's option, be accomplished either through: (i) an escrow with the Title Insurer, or (ii) a "New York" style face-to-face-closing at the office of the Title Insurer.

         16. Closing Adjustments. At Closing, general and special real estate taxes, installments of assessments not due and payable as of Closing, and all other proratable items, if any (the "Proratable Items") shall be prorated as of the Closing Date based on 100% of the last ascertainable bills therefor, and said prorations shall be a credit against the Purchase Price due Seller on the Closing Date. Seller and Purchaser hereby agree to reprorate the Proratable Items when the actual bills for such Proratable Items are issued. Seller and Purchaser acknowledge that Seller shall be responsible for all Proratable Items relating to periods prior to the Closing Date regardless of when such Proratable Items shall become due and payable, and Purchaser shall be responsible for all such Proratable Items relating to periods from and after the Closing Date. Seller shall cause all utility meters to be read on the Closing Date and will be responsible for the cost of all utilities used prior to the Closing Date. The obligations of this Paragraph 15 shall survive the Closing and the delivery of the Deed.

         17. Seller's Closing Deliveries. On the Closing Date, Seller shall deliver the following to Purchaser, all of which shall be in form, execution and substance satisfactory to Purchaser and his counsel:

                  (a)      the Deed subject only to the Permitted Exceptions;

                  (b) a Bill of Sale conveying all personal property on the Property owned by Seller, including, but not limited to, those items listed on Exhibit B hereto;

                  (c)      Seller's executed Affidavit of Title;

                  (d)      Seller's executed FIRPTA Affidavit;

                  (e) an Illinois Responsible Property Transfer Act ("IRPTA") Disclosure Document, if required under the provisions of IRPTA.

                  (f)      Seller's executed ALTA statement;

                  (g) Seller's executed GAP Undertaking or equivalent which may be required by the Title Insurer;

                  (h) Certificate of Seller dated as of the Closing Date confirming that the representations set forth in Paragraph 7 and elsewhere in this Agreement are true and correct in all material respects as of the Closing Date;

                  (i) All assignable warranties and guaranties for the Building, building systems and any equipment and machinery to the extent available (collectively, the "Warranties");

                  (j) Seller's executed counterpart of an assignment of all Seller's right, title and interest in and to all assignable warranties, licenses, permits, authorizations and approvals issued by any governmental authority relating to the operation, ownership or maintenance of the Property (the "Assignment of Warranties and Other Rights");

                  (k) Seller's executed counterpart of an assignment of all Seller's right, title, and interest in and to the Construction Contract and General Contractor's consent to such assignment, if General Contractor consents to such assignment;

                  (l) All plans, specifications and blueprints relating to the Property to the extent available, as well as all building permits, zoning permits, certificates of occupancy and other licenses and permits relating to the Property and its operation to the extent available;

                  (m) the Title Policy, or a mark-up of the Commitment meeting the requirements of the Title Policy, to be followed promptly by the issuance of the final Title Policy;

                  (n) All keys, security codes and all other items necessary to access the Property or items thereon;

                  (o) Seller's executed counterpart of an agreed proration statement;

                  (p) Seller's executed counterparts of all applicable state, county and municipal transfer tax declarations;

                  (q) A certificate of Seller's corporate resolutions authorizing Seller to execute this Agreement and perform its obligations thereunder;

                  (r)      the Lien Coverage Materials; and

                  (s) Such other documents, instruments, certifications and confirmations as may be reasonably required and designated by the Title Insurer to fully effect and consummate the transactions contemplated hereby.

         18. Purchaser's Closing Deliveries. On the Closing Date, Purchaser shall deliver or cause to be delivered to Seller the following:

                  (a) the Earnest Money and the balance of the Purchase Price, by, at Purchaser's option, either cashier's check or wire transfer of immediately available funds;

                  (b)      Purchaser's executed ALTA statement;

                  (c) Purchaser's executed GAP Undertaking or equivalent which may be required by the Title Insurer;

                  (d) Certificate of Purchaser dated as of the Closing Date confirming that the representations set forth in Paragraph 8 and elsewhere in this Agreement hereof are true and correct in all materials respects as of the Closing Date;

                  (e) Purchaser's executed counterpart of an agreed proration statement;

                  (f) Purchaser's executed counterpart of the Assignment of Contracts, Warranties and Other Rights;

                  (g) Purchaser's executed counterpart of an assignment of all Seller's right, title and interest in and to the Construction Contract;

                  (h) Such other documents, instruments, certifications and confirmations as may be reasonably required and designated by the Title Insurer to fully effect and consummate the transactions contemplated hereby.

         19.      Closing Costs.

                  (a) Seller shall be responsible for payment of (i) title expenses, including, but not limited to, the cost of the Title Policy; (ii) one-half (1/2) of the Escrow and/or New York style closing charges, if any;
(iii) all State of Illinois and Lake County transfer taxes; (iv) the cost of the Survey; and (v) recording fees for the Deed and any releases of Monetary Liens.

                  (b) Purchaser shall be responsible for the payment of (i) one-half (1/2) of the Escrow and/or New York style closing charges, if any; and
(ii) any other customary buyer's charges.

                  (c) Local or municipal transfer taxes, if any, shall be paid by the party designated in the statute or ordinance creating such tax.

         20. Default by Seller. In the event of a default by Seller hereunder, Purchaser shall be entitled, in lieu of any and all other remedies to which Purchaser may be entitled at law or in equity, (i) to terminate this Agreement by written notice to Seller, in which event the Earnest Money, with interest accrued, if any, shall be returned to Purchaser and neither party shall have any further rights, obligations, or liabilities hereunder, or (ii) to enforce Seller's obligations hereunder by a suit for specific performance, in which event Purchaser shall be entitled to such injunctive relief as may be necessary to prevent Seller's disposition of the Property pending final judgment in such suit.

         21. Default by Purchaser. In the event of a default by Purchaser hereunder, Seller shall be entitled, in lieu of any and all other remedies to which Purchaser may be entitled at law or in equity, (i) to terminate this Agreement by written notice to Purchaser, in which event the Earnest Money, with interest accrued, if any, shall be paid to Seller as liquidated damages, and neither party shall have any further rights, obligations, or liabilities hereunder, or (ii) to enforce Purchaser's obligations hereunder by a suit for specific performance, in which event, if Seller is successful in such an action, the Earnest Money shall be paid to Seller and credited against the Purchase Price. In the event Seller elects to pursue the remedy described in clause (i) above, the parties acknowledge and agree that the actual damages in such event are uncertain in amount and difficult to ascertain, and that said amount of liquidated damages was reasonably determined.

         22. Notices. Any notice, request, demand, approval, instruction or other document to be given or served hereunder or under any document or instrument executed pursuant hereto shall be in writing and shall be delivered personally, by telecopy, by nationally recognized overnight courier service or sent by United States registered or certified mail, return receipt requested, postage prepaid and addressed to the parties at their respective addresses set forth below. Any such notice shall be effective (i) upon receipt if delivered personally, (ii) on the next business day if deposited with a nationally recognized overnight courier service, prepaid, (ii) three business days after deposit in the mails if mailed, or (iv) upon confirmation of complete receipt if given by telecopy during normal business hours (or the next business day if not confirmed during normal business hours). A party may change its address for receipt of notices by service of a notice of such change in accordance herewith.

         If to Purchaser:  Peer International
                                    241 W. Palatine Road
                                    Wheeling, IL  60090
                                    Attention:  Lawrence Spungen
                                    Fax:________________________

         With a copy to:   Lowell L. Ruffer
                                    5301 W. Dempster Street
                                    Suite 200
                                    Skokie, Illinois  60077
                                    Fax: 847/965-8299

         If to Seller:              Stimsonite Corporation
                                    7542 N. Natchez Avenue
                                    Niles, Illinois  60714-3804
                                    Attention: Thomas Ratchford
                                    Fax: 847/647-0269

         With a copy to:   Susan I. Matejcak, Esq.
                                    Jones, Day, Reavis & Pogue
                                    77 W. Wacker, Suite 3500
                                    Chicago, Illinois  60601-1692
                                    Fax: 312/782-8585

         23. Entire Agreement, Amendments and Waivers. This Agreement contains the entire agreement and understanding of the parties in respect to the subject matter hereof, and the same may not be amended, modified or discharged nor may any of its terms be waived except by an instrument in writing signed by the party to be bound thereby.

         24. Further Assurances. The parties each agree to do, execute, acknowledge and deliver all such further acts, instruments and assurances and to take all such further action before or after the closing as shall be necessary or desirable to fully carry out this Agreement and to fully consummate and effect the transactions contemplated hereby.

         25. Survival and Benefit. All representations, warranties, agreements and obligations of the parties shall, notwithstanding any investigation made by any party hereby, survive closing for a period of six (6) months and shall then be extinguished, unless a longer survival period is expressly specified herein.

         26.      Miscellaneous.

                  (a) This Agreement and any document or instrument executed pursuant hereto may be executed in any number of counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  (b) Whenever under the terms of this Agreement the time for performance of a covenant or condition falls upon a Saturday, Sunday or holiday, such time for performance shall be extended to the next business day. Otherwise all references herein to "days" shall mean calendar days.

                  (c) This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

                  (d)      Time is of the essence of this Agreement.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

                                   PURCHASER:

                                                  KENNETH SPUNGEN,
                                                  an individual

                                                  /s/Lawrence Spungen with
                                                  power of attorney for
                                                  Kenneth Spungen


                                     SELLER:

                                                  STIMSONITE CORPORATION,
                                                  a Delaware corporation


                                                  By:  /s/Thomas C. Ratchford
                               Its: Vice President